Exhibit 99.1

Deluxe Corporation
P.O. Box 64235
St. Paul, MN 55164-0235
(651) 483-7111

For additional information:
Jeff Johnson
Treasurer and VP Investor Relations
(651) 787-1068

NEWS RELEASE

January 28, 2010

DELUXE REPORTS FOURTH QUARTER 2009 RESULTS

•	Diluted EPS of $0.59; adjusted EPS of $0.70 grows 3% vs. prior year; strong revenue at high end of outlook

•	Provides improved 2010 outlook; projecting strong EPS and operating cash flow performance

•	Declares regular quarterly dividend

St. Paul, Minn. — Deluxe Corporation (NYSE: DLX) reported fourth quarter adjusted diluted earnings per share (EPS) from continuing operations of $0.70 compared to $0.68 in the prior year fourth quarter. Adjusted EPS for both periods excludes the impact of restructuring-related costs, and for 2009, also excludes the impact of transaction-related costs associated with recent acquisitions. Adjusted EPS for 2008 also excludes an asset impairment charge. Operating results were better than expected for the current period due to favorable shifts in product mix and cost reduction and containment initiatives.

Reported diluted EPS was $0.59 on net income of $30.5 million in the fourth quarter 2009 and $0.54 on net income of $27.9 million in the comparable quarter of 2008. The 2009 period included restructuring and related costs of $7.3 million associated with the planned closure of a call center, further consolidation in the sales and marketing organization and other cost reduction initiatives, and $1.4 million of transaction-related expenses. Results for 2008 included restructuring and related costs and asset impairment charges of $6.5 million and a diluted loss per share from discontinued operations of $0.05.

“We delivered a very strong quarter despite continued challenges in the economic environment,” said Lee Schram, CEO of Deluxe. “Although revenue from holiday-related products was below our expectation, revenue from checks and forms was particularly strong later in the quarter helping us deliver the top end of our revenue outlook while driving strong cash flow and EPS growth. On the strategic front, we made solid progress during the quarter integrating our recent acquisitions and we signed a new, exclusive revenue sharing agreement with BancVue which brings new deposit products to our financial institution customers.”

Fourth Quarter Performance
Revenue for the quarter was $340.3 million compared to $364.9 million during the fourth quarter of 2008. Small Business Services revenue was $12.7 million lower than the comparable 2008 quarter driven primarily by continued economic softness. Financial Services revenue was down $7.4 million from the 2008 quarter and Direct Checks revenue decreased $4.5 million, both due to lower order volumes.

Gross margin was 62.8 percent of revenue compared to 62.6 percent in 2008. The benefit of our cost reduction initiatives was partially offset by increased performance-based compensation expense and material and delivery rates.

Selling, general and administrative (SG&A) expense decreased $12.2 million in the quarter compared to 2008. Increased performance-based compensation expense was more than offset by benefits from cost reduction and containment initiatives. As a percent of revenue, SG&A decreased to 44.8 percent from 45.1 percent in 2008.

Operating income was $55.8 million compared to $60.4 million in the fourth quarter of 2008 as a result of the factors previously discussed, as well as increased restructuring and transaction-related costs in 2009. Operating income was 16.4 percent of revenue compared to 16.6 percent in the prior year.

Reported diluted EPS from continuing operations decreased $0.01 as lower operating income was partially offset by reduced interest expense and a lower effective tax rate than in 2008 due to non-recurring benefits.

Fourth Quarter Performance by Business Segment
Small Business Services revenue was $206.0 million versus $218.7 million in 2008. The decline was due to soft economic conditions, primarily in the sales of holiday products, checks and forms. These reductions were partially offset by revenue contributions from acquisitions and a $2.2 million benefit from the effect of Canadian exchange rate changes. Operating income in 2009 decreased to $23.6 million from $27.1 million in 2008. Restructuring and transaction-related costs and asset impairment charges were $4.1 million higher in 2009.

Financial Services revenue was $94.9 million compared to $102.3 million in 2008. The decline was primarily due to lower order volumes caused by check usage declines and a weak economy. The benefit of price increases implemented in the third quarter of 2009 more than offset the impact of continued pricing pressure. Operating income in 2009 decreased to $17.8 million from $20.6 million in 2008.

Direct Checks revenue was $39.4 million compared to $43.9 million in 2008. Fourth quarter order volume was down due to the continued decline in check usage and a weak economy which is negatively impacting consumer check writing and our ability to sell additional products and services. Operating income was $14.4 million, or 36.5 percent of revenue, compared to $12.7 million or 28.9 percent of revenue in 2008. Restructuring-related costs were $1.3 million lower in 2009 than in 2008.

Total Year Cash Flow Performance
Cash provided by operating activities for 2009 totaled $206.4 million, an increase of $7.9 million compared to 2008. Higher contract acquisition and severance payments were more than offset by significantly lower performance-based compensation and interest payments.

Business Outlook
The Company stated that for the first quarter of 2010, revenue is expected to be between $320 and $335 million, and adjusted and diluted EPS are both expected to be between $0.57 and $0.64. For the full year, revenue is expected to be between $1.275 and $1.335 billion with the upper end reflecting only a cautious small improvement in the economy, and adjusted and diluted EPS is expected to be between $2.35 and $2.65. The Company also stated that it expects operating cash flow to be between $180 million and $200 million in 2010 and capital expenditures to be approximately $40 million.

“As we enter 2010, our portfolio is becoming better positioned to deliver sustainable future revenue growth as hopefully the broader economy recovers,” Schram stated. “This is driven by a new national financial institution check win and other opportunities, exciting new deposit product offerings, enhanced internet capabilities, and our new business services offers. We will not take our eyes off of cost reductions and process improvements, but our primary focus is shifting to revenue growth.”

Quarterly Dividend
The Board of Directors of Deluxe Corporation declared a regular quarterly dividend of 25 cents per share on all outstanding shares of the Company. The dividend will be payable on March 1, 2010 to shareholders of record at the close of business on February 15, 2010. The Company had 51,189,452 shares outstanding as of January 25, 2010.

Conference Call Information
Deluxe will hold an open-access teleconference call today at 11:00 a.m. EST (10:00 a.m. CST) to review the financial results. All interested persons may listen to the call by dialing 1-866-761-0748 (access code 73142795). The presentation also will be available via a simultaneous webcast at www.deluxe.com in the news and investors relations section. An audio replay of the call will be available through midnight on February 11th by calling 1-888-286-8010 (access code 10080199). The presentation will be archived on Deluxe’s Web site.

About Deluxe Corporation
Deluxe Corporation is a growth engine for small businesses and financial institutions. Through its industry-leading businesses and brands, the Company helps small businesses and financial institutions attract and retain customers. The Company employs a multi-channel strategy to provide a suite of life-cycle driven solutions to its customers. In addition to its personalized printed products, the Company offers a growing suite of business services, including logo design, payroll, web design and hosting, business networking and other web-based services to help small business grow. In the financial services industry, Deluxe sells check programs and fraud prevention, customer loyalty and retention programs to help banks build lasting relationships and grow core deposits. The Company also sells personalized checks, accessories and other services directly to consumers. For more information about Deluxe, visit http://www.deluxe.com.

Forward-Looking Statements
Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the impact that a further deterioration or prolonged softness in the economy may have on demand for the Company’s products and services; further declines in the Company’s market capitalization which could trigger additional non-cash asset impairment charges; the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; declining demand for the Company’s check and check-related products and services due to increasing use of alternative payment methods; intense competition in the check printing business; continued consolidation of financial institutions and/or additional bank failures, thereby reducing the number of potential customers and referral sources and increasing downward pressure on the Company’s revenues and gross margins; risks that the Small Business Services segment strategies to increase its pace of new customer acquisition and average annual sales to existing customers, while at the same time increase its operating margins, are delayed or unsuccessful; risks that the Company’s recent acquisitions do not produce the anticipated results or revenue synergies; risks that the Company’s cost reduction initiatives will be delayed or unsuccessful; performance shortfalls by the Company’s major suppliers, licensors or service providers; unanticipated delays, costs and expenses in the development and marketing of new products and services, including new e-commerce, customer loyalty, fraud monitoring and protection and business services, and the failure of such new products and services to deliver the expected revenues and other financial targets; and the impact of governmental laws and regulations. The Company’s cash dividends are declared by the Board of Directors on a current basis, and therefore may be subject to change. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s Form 10-K for the year ended December 31, 2008.

The table below is provided to assist in understanding the comparability of the Company’s results of operations for the quarters ended December 31, 2009 and 2008 and our outlook for 2010. The Company’s management believes that adjusted earnings per share (EPS) is a useful financial measure because certain items during 2009 and 2008 (asset impairment charges, restructuring and related costs, net gain on repurchases of debt, and transaction-related costs) impact the comparability of reported net income. The presentation below is not intended as an alternative to results reported in accordance with generally accepted accounting principles (GAAP) in the United States of America. Instead, the Company believes that this information is a useful financial measure to be considered in addition to GAAP performance measures.

Adjusted quarterly EPS reconciles to reported EPS as follows:

	Outlook		Actual
	-	Fourth Qtr.	-	-
	First Qtr.	(provided on Oct.	Fourth Qtr.	Fourth Qtr.
	2010	22, 2009)	2009	2008
Adjusted EPS from continuing operations	$0.57 to $0.64	$0.54 to $0.64	$0.70	$0.68
Restructuring and related costs	—	—	(0.09)	(0.08)
Transaction-related costs	—	(0.01)	(0.02)	—

Reported EPS from continuing operations	$0.57 to $0.64	$0.53 to $0.63	$0.59	$0.60

Adjusted annual EPS reconciles to reported EPS as follows:

	Outlook	Actual
	2010	2009	2008
Adjusted EPS from continuing operations	$2.35 to $2.65	$2.44	$2.51
Asset impairment charges	—	(0.40)	(0.12)
Restructuring and related costs	—	(0.18)	(0.34)
Transaction-related costs	—	(0.03)	—
Net gain on repurchases of debt	—	0.11	—

Reported EPS from continuing operations	$2.35 to $2.65	$1.94	$2.05

Financial Highlights
DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(Dollars and shares in millions, except per share amounts)
(Unaudited)

	Quarter Ended December 31,
	2009		2008
Revenue	$340.3		$364.9
Restructuring charges	1.9	0.6%	1.8	0.5%
Other cost of goods sold	124.7	36.6%	134.5	36.9%

Gross profit	213.7	62.8%	228.6	62.6%
Selling, general and administrative expense	152.4	44.8%	164.6	45.1%
Restructuring and asset impairment charges	5.5	1.6%	3.6	1.0%

Operating income	55.8	16.4%	60.4	16.6%
Interest expense	(10.7)	(3.1%)	(12.5)	(3.4%)
Other income	0.1	—	0.2	0.1%

Income before income taxes	45.2	13.3%	48.1	13.2%
Income tax provision	14.7	4.3%	17.5	4.8%

Income from continuing operations	30.5	9.0%	30.6	8.4%
Net loss from discontinued operations	—	—	(2.7)	(0.7%)

Net income	$30.5	9.0%	$27.9	7.6%

Weighted average dilutive shares outstanding	51.0		50.7
Diluted earnings (loss) per share: (1)
Continuing operations	$0.59		$0.60
Discontinued operations	—		(0.05)
Net income	0.59		0.54
Continuing operations:
Capital expenditures	$9.3		$9.9
Depreciation and amortization expense	16.8		17.1
Number of employees-end of period	6,089		7,172
Non-GAAP financial measure — EBITDA(2)	$72.7		$77.7
Non-GAAP financial measure — Adjusted	81.4		84.2
EBITDA(2)

(1) Earnings per share amounts for continuing operations, discontinued operations and net income are calculated individually and may not sum due to rounding differences.

(2) Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles (GAAP) in the United States of America. We disclose EBITDA and Adjusted EBITDA because we believe they are useful in evaluating our operating performance compared to that of other companies in our industry, as the calculation eliminates the effects of long-term financing (i.e., interest expense), income taxes, the accounting effects of capital investments (i.e., depreciation and amortization) and in the case of Adjusted EBITDA, certain items (i.e., asset impairment charges, restructuring and related costs, and transaction-related costs), which may vary for companies for reasons unrelated to overall operating performance. In our case, depreciation and amortization of intangibles, as well as interest expense, were significantly impacted by the acquisitions of New England Business Service, Inc. (NEBS) in June 2004 and Hostopia.com Inc. in August 2008. Additionally, interest expense in previous years was significantly impacted by borrowings used for our share repurchase programs, and certain transactions in 2009 and 2008 impacted the comparability of reported net income. We believe that measures of operating performance which exclude these impacts are helpful in analyzing our results. We also believe that an increasing EBITDA and Adjusted EBITDA depict increased ability to attract financing and an increase in the value of our business. We do not consider EBITDA and Adjusted EBITDA to be measures of cash flow, as they do not consider certain cash requirements such as interest, income taxes or debt service payments. We do not consider EBITDA or Adjusted EBITDA to be substitutes for operating income or net income. Instead, we believe that EBITDA and Adjusted EBITDA are useful performance measures which should be considered in addition to GAAP performance measures. EBITDA and Adjusted EBITDA are derived from net income as follows:

	Quarter Ended Dec. 31,
	2009	2008
Adjusted EBITDA	$81.4	$84.2
Asset impairment charge	—	(0.3)
Restructuring and related costs	(7.3)	(6.2)
Transaction-related costs	(1.4)	—

EBITDA	72.7	77.7
Income tax provision	(14.7)	(17.5)
Interest expense	(10.7)	(12.5)
Depreciation and amortization expense	(16.8)	(17.1)
Net loss from discontinued operations	—	(2.7)

Net income	$30.5	$27.9

DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(Dollars and shares in millions, except per share amounts)
(Unaudited)

	Year Ended December 31,
	2009		2008
Revenue	$1,344.2		$1,468.7
Restructuring charges	4.6	0.3%	14.9	1.0%
Other cost of goods sold	500.2	37.2%	551.7	37.6%

Gross profit	839.4	62.4%	902.1	61.4%
Selling, general and administrative expense	616.5	45.9%	669.6	45.6%
Restructuring and asset impairment charges	32.3	2.4%	23.3	1.6%

Operating income	190.6	14.2%	209.2	14.2%
Gain on early extinguishment of debt	9.8	0.7%	—	—
Interest expense	(46.3)	(3.4%)	(50.4)	(3.4%)
Other income	0.9	0.1%	1.4	0.1%

Income before income taxes	155.0	11.5%	160.2	10.9%
Income tax provision	55.6	4.1%	54.3	3.7%

Income from continuing operations	99.4	7.4%	105.9	7.2%
Net loss from discontinued operations	—	—	(4.3)	(0.3%)

Net income	$99.4	7.4%	$101.6	6.9%

Weighted average dilutive shares outstanding	50.9		50.9
Diluted earnings (loss) per share:
Continuing operations	$1.94		$2.05
Discontinued operations	—		(0.08)
Net income	1.94		1.97
Continuing operations:
Capital expenditures	$44.3		$31.9
Depreciation and amortization expense	67.8		64.0
Number of employees-end of period	6,089		7,172
Non-GAAP financial measure — EBITDA(1)	$269.1		$274.6
Non-GAAP financial measure — Adjusted	301.1		314.1
EBITDA(1)

(1)	See the discussion of EBITDA and Adjusted EBITDA on the previous page. EBITDA and Adjusted EBITDA are derived from net income as follows:

	Year Ended Dec. 31
	2009	2008
Adjusted EBITDA	$301.1	$314.1
Asset impairment charges	(24.9)	(9.9)
Restructuring and related costs	(14.4)	(29.6)
Transaction-related costs	(2.5)	—
Gain on early extinguishment of debt	9.8	—

EBITDA	269.1	274.6
Income tax provision	(55.6)	(54.3)
Interest expense	(46.3)	(50.4)
Depreciation and amortization expense	(67.8)	(64.0)
Net loss from discontinued operations	—	(4.3)

Net Income	$99.4	$101.6

DELUXE CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)
(Unaudited)

	December 31,	December 31,
	2009	2008
Cash and cash equivalents	$12.8	$15.6
Other current assets	146.7	151.5
Property, plant & equipment-net	121.8	128.1
Intangibles-net	145.9	154.1
Goodwill	658.7	653.0
Other non-current assets	125.3	116.7

Total assets	$1,211.2	$1,219.0

Short-term debt & current portion of long-term debt	$26.0	$79.4
Other current liabilities	217.0	204.2
Long-term debt	742.8	773.9
Deferred income taxes	24.8	9.5
Other non-current liabilities	83.4	98.9
Shareholders’ equity	117.2	53.1

Total liabilities & shareholders’ equity	$1,211.2	$1,219.0

Shares outstanding	51.2	51.1

DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Year Ended December 31,
	2009	2008
Cash provided (used by):
Operating activities:
Net income	$99.4	$101.6
Depreciation and amortization of intangibles	67.8	64.0
Asset impairment charges	24.9	9.9
Contract acquisition payments	(29.3)	(9.0)
Other	43.6	32.0

Total operating activities	206.4	198.5

Investing activities:
Purchases of capital assets	(44.3)	(31.9)
Payments for acquisitions	(30.8)	(104.9)
Net purchases of marketable securities	(3.7)	-
Other	(3.0)	1.0

Total investing activities	(81.8)	(135.8)

Financing activities:
Dividends	(51.3)	(51.4)
Share repurchases	(1.3)	(21.8)
Shares issued under employee plans	2.0	2.8
Net change in debt	(74.6)	9.0
Other	(3.3)	(6.3)

Total financing activities	(128.5)	(67.7)
Effect of exchange rate change on cash	1.6	(2.0)
Net cash (used) provided by discontinued	(0.5)	1.0
operations
Net change in cash	(2.8)	(6.0)
Cash and cash equivalents: Beginning of period	15.6	21.6

Cash and cash equivalents: End of period	$12.8	$15.6

DELUXE CORPORATION
SEGMENT INFORMATION
(In millions)
(Unaudited)

	Quarter Ended December 31,
	2009	2008
Revenue:
Small Business Services	$206.0	$218.7
Financial Services	94.9	102.3
Direct Checks	39.4	43.9

Total	$340.3	$364.9

Operating income: (1)
Small Business Services	$23.6	$27.1
Financial Services	17.8	20.6
Direct Checks	14.4	12.7

Total	$55.8	$60.4

	Year Ended December 31,
	2009	2008
Revenue:
Small Business Services	$785.1	$851.1
Financial Services	396.4	430.0
Direct Checks	162.7	187.6

Total	$1,344.2	$1,468.7

Operating income: (1)
Small Business Services	$60.8	$90.1
Financial Services	75.1	65.5
Direct Checks	54.7	53.6

Total	$190.6	$209.2

The segment information reported here was calculated utilizing the methodology outlined in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008.

(1) Operating income includes the following asset impairment charges, restructuring and related costs and transaction-related costs:

	Quarter Ended Dec. 31,		Year Ended Dec. 31,
	2009	2008	2009	2008
Small Business Services	$7.8	$3.7	$39.1	$25.2
Financial Services	0.5	1.1	1.6	11.7
Direct Checks	0.4	1.7	1.1	2.6

Total	$8.7	$6.5	$41.8	$39.5

The table below is provided to assist in understanding the comparability of the Company’s results of operations for the quarters and years ended December 31, 2009 and 2008. The Company’s management believes that operating income by segment, excluding the asset impairment charges, restructuring and related costs and transaction-related costs in each period, is a useful financial measure because these items impacted the comparability of reported operating income during 2009 and 2008. The presentation below is not intended as an alternative to results reported in accordance with generally accepted accounting principles (GAAP) in the United States of America. Instead, the Company believes that this information is a useful financial measure to be considered in addition to GAAP performance measures.

DELUXE CORPORATION
SEGMENT OPERATING INCOME
EXCLUDING ASSET IMPAIRMENT CHARGES, RESTRUCTURING AND RELATED COSTS AND TRANSACTION-RELATED COSTS
(In millions)

	Quarter Ended December 31,
	2009	2008
Adjusted operating income: (1)
Small Business Services	$31.4	$30.8
Financial Services	18.3	21.7
Direct Checks	14.8	14.4

Total	$64.5	$66.9

	Year Ended December 31,
	2009	2008
Adjusted operating income: (1)
Small Business Services	$99.9	$115.3
Financial Services	76.7	77.2
Direct Checks	55.8	56.2

Total	$232.4	$248.7

(1) Operating income excluding asset impairment charges, restructuring and related costs, and transaction-related costs reconciles to reported operating income as follows:

	Quarter Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Adjusted operating income	$64.5	$66.9	$232.4	$248.7
Asset impairment charges, restructuring and transaction-related costs:
Small Business Services	(7.8)	(3.7)	(39.1)	(25.2)
Financial Services	(0.5)	(1.1)	(1.6)	(11.7)
Direct Checks	(0.4)	(1.7)	(1.1)	(2.6)

Total	(8.7)	(6.5)	(41.8)	(39.5)

Reported operating income	$55.8	$60.4	$190.6	$209.2

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